UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 23, 2011

Vyteris, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13-01 Pollitt Drive, Fair Lawn, NJ		07410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 703-2299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        Effective November 23, 2011, Vyteris, Inc. (the “Company”) entered into a Settlement Agreement with Ferring Pharmaceuticals, Inc., with respect to that certain License and Development Agreement between the Company and Ferring dated September 27, 2004 (the “LDA”).

The Settlement Agreement calls for the following:

1.  Ferring is to deliver to the Company all information, know-how and materials of the Company and records in its possession or control, and the Company is to deliver to Ferring all information, know-how and materials of Ferring in its possession and control.

2. If the Company commercializes the product under the LDA, it will pay to Ferring a royalty on the net sales of, or other milestone payments or amounts attributable to such product.

3.  The Company will repay to Ferring the amounts advanced by Ferring under the LDA.

4.  Vyteris and Ferring executed a mutual release of all claims arising under the LDA.

Item 8.01 Other Events

On September 2, 2011, the Company reported that a special committee of its Board of Directors consisting solely of independent directors approved a transaction negotiated with Western Clinical Trials, Inc., pursuant to which the Company would facilitate negotiations between Western Clinical Trials and four of the Company’s former acquisition targets in exchange for a cash payment and an assumption of a portion of the Company’s liabilities by Western Clinical Trials.

Notwithstanding the previously disclosed special committee approval, the Company did not consummate the transaction, and as of the date of this Current Report, the Company has terminated all negotiations with Western Clinical Trials related to the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYTERIS, INC.

By:	/s/ Eugene Bauer
Name: Eugene Bauer
Title: Chairman of the Board

Dated:  December 29, 2011